Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

MOBIVITY HOLDINGS CORP.,

MOBIVITY, INC.,

SMARTRECEIPT, INC.

and

THE CONTROLLING OWNERS IDENTIFIED HEREIN

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of March 12, 2014 (this “Agreement”), by and among Mobivity Holdings Corp., a Nevada corporation (“Parent”), Mobivity, Inc., a Nevada corporation (“Buyer”), SmartReceipt, Inc., a Delaware corporation ("Seller"),  and the individuals and entities listed on the signature pages hereto as “Controlling Owners” (the “Controlling Owners”).

WITNESSTH:

WHEREAS, Seller has heretofore conducted a business which provides a marketing solutions platform and services, including under the names “SmartReceipt” and “Nutricate” (the “Business”);

WHEREAS, Buyer desires to purchase substantially all of the assets of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth; and

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) The following terms, as used herein, have the following meanings:

"Business Day" means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York.

  “Closing Balance Sheet” means a balance sheet of the Business as at the close of business on the Closing Date, prepared in accordance with GAAP.

“Closing Date” means the date of the Closing.

“Closing Income Statement” means an income statement of the Business for the twelve-month period ending as of the last day of the month preceding the Closing Date, prepared in accordance with GAAP.

"Code" shall mean the United States Internal Revenue Code of 1986, as amended.

“Earn-Out Payment” means the product of (i) two, multiplied by (ii) Eligible Revenue for the Earn-Out Period.

 “Earn-Out Period” means the one-year period starting on the Closing Date (if the Closing Date occurs on the first day of a month) or (otherwise) starting on the first day of the first full month following the Closing.

“Eligible Revenue” means the sum of: (i) 100% of Buyer’s revenue from sales of SR Services to SR Customers, plus (ii) 50% of Buyer’s revenue from sales of Buyer services (other than SR Services) to SR Customers, plus (iii) 50% of Buyer’s revenue from sales of SR Services to customers who are not SR Customers.  Buyer will determine Eligible Revenue in accordance with GAAP and on a basis consistent with Buyer’s financial statements.  Notwithstanding the foregoing, Eligible Revenue shall exclude the recognition of any revenue associated with Seller Deferred Revenue Obligations.

"Equityholder Matters" means any claim by any current or former securityholder of  Seller, or any other Person, asserting, alleging or seeking to assert rights with respect to (i)  ownership or rights to ownership of Seller, (ii) any rights of a stockholder of Seller, including any rights to securities, rights to notice or to vote securities, (iii) any rights under Seller’s organizational documents or applicable law or (iv) any rights under any of the Settlement Agreements.

"GAAP" means United States generally accepted accounting principles applied on a consistent basis.

"knowledge" means, with respect to Seller, the actual knowledge of any of Eric Kanowsky or Steve Morrison, or knowledge that any such individual would reasonably be expected to have after reasonable investigation of relevant records and documents and inquiry of such individual's direct reports.

"Legal Requirements" means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Seller or to any of its assets, properties or businesses.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

"made available" means, with respect to any material, that a copy of such material has been posted on or before 9:00 p.m. California time on a date that is three Business Days prior to the date of this Agreement to the electronic data room at dropbox.com or the Fenwick & West Shareroom.

"Material Adverse Effect" means with respect to any entity, any change, fact, circumstance, condition, event or effect that is, or would reasonably be expected to be, materially adverse to the business, operations, assets (whether tangible or intangible), liabilities, condition, capitalization or results of operations of such entity taken as a whole with its subsidiaries, provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any adverse effect resulting directly or indirectly from general business or economic conditions (so long as the entity is not affected thereby in a materially disproportionate manner); (ii) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the entity operates or competes (so long as the entity is not affected thereby in a materially disproportionate manner); (iii) any adverse effect resulting directly or indirectly from the announcement, execution or delivery of the Agreement or the pendency or consummation of the transactions; (iv) acts of war, sabotage or terrorism in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; or (vi) any changes in applicable Legal Requirements or changes in GAAP or other accounting standards, or the interpretation thereof (so long as the entity is not affected thereby in a materially disproportionate manner).

“Mobivity Note” means the Secured Promissory Note of Seller issued to Buyer on January 30, 2014.

“Note Obligations” means all obligations of Seller under (i) the Convertible Secured Promissory Note of Seller, dated October 22, 2013, issued to Jay Ferro, (ii)  Paragraph 5 of the Acknowledge and Release, dated May 23, 2013, between Seller and Nitin Pai and (iii) Section 1(b) of the Settlement Agreement and Release, dated October 11, 2013 between Seller and Molly Chester.

“Parent Share Closing Price” means the average of the volume-weighted average trading prices of the Parent Shares for the 90 trading days immediately preceding the Closing Date.

“Parent Shares” means the Common Stock, par value $0.001 per share, of Parent.

“Permitted Lien” means (a) Liens for taxes not yet due or being contested in good faith, or (b) Liens which do not materially detract from the value of any Acquired Asset as now used, or materially interfere with any present or intended use of any Acquired Asset.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality.

“Post-Closing Tax Period” means any Tax period (or portion thereof) ending after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Seller Deferred Revenue Obligations” means all deferred or unearned revenue obligations reflected in the Closing Balance Sheet.

“Seller TTM Revenue” means Seller’s revenue for the twelve-month period ending as of the last day of the month preceding the Closing Date, determined in accordance with (a) prior to completion of Buyer’s audit of the financial statements of the Business, Seller’s books of account and financial records for such period (prepared in accordance with GAAP), and (b) following completion of Buyer’s audit of the financial statements of the Business, the audited financial statements of the Business for such period.

“Settlement Agreements” means each of (i) the Settlement Agreement and Release, dated October 22, 2013, by and among Seller and Mr. Jay Ferro, (ii) the Settlement Agreement and Release, dated October 11, 2013, by and among Seller and Ms. Molly Chester, (iii) the Acknowledge and Release, dated May 23, 2013, between Seller and Nitin Pai, and (iv) each written, oral or other agreement, contract, understanding, arrangement or legally binding commitment or undertaking of any nature of Seller entered into in connection with any of the matters listed in clauses (i) through (iii).

 “SR Customers” means any active customer of Seller listed on Schedule 1.01(a)(i).

“SR Services” means the marketing services offered by Seller as of the Closing Date.

"Taxes" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, uses, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax.

“Upfront Cash Amount” means  (i) $2,362,205 plus (ii) the amount of deposits in respect of real property leases set forth on Schedule 2.01(d).

 (b)    Each of the following terms is defined in the Section set forth opposite such term:

Term                                                      Section
Acquired Assets                                 2.01
Assumed Liabilities                            2.03
Business                                               Recitals
Cash Payment                                      2.06(a)(i)
Closing                                                  2.07
Commission                                          3.25(a)
Contracts                                              2.01(c)
Damages                                               7.02
Employee                                              3.16(h)
Excluded Assets                                  2.02
Excluded Contracts                             2.02(a)
Excluded Liabilities                             2.04
Fundamental Representations          7.01
Governmental Entity                           3.03
Holdback Shares                                 2.06(d)
Indemnified Parties                             7.02
Indemnifying Parties                          7.02
Intellectual Property Rights              3.15(a)
Permits                                                  3.12
Purchase Price                                     2.06
Restricted Party                                   5.01(c)
Scheduled Obligations                       2.06(c)
Securities Act                                      2.07
Seller Balance Sheet                           3.08
Seller Balance Sheet Date                  3.06
Seller Employee Plan                          3.16(h)
Seller Products                                    3.15(a)
Stock Payment                                    2.06(a)(ii)
Technology                                         3.15(a)
Third Party Claim                                7.04(a)
Transferred Employee                        5.03(f)

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing, free and clear of all Liens, other than Permitted Liens, all of the assets, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Seller as the same shall exist on the Closing Date, including all of the assets shown on the Seller Balance Sheet and not disposed of in the ordinary course of business, and all assets of the Business thereafter acquired by Seller (the “Acquired Assets”), and including, without limitation, all right, title and interest of Seller in, to and under:

(a) All accounts receivable of Seller;

(b) All personal property and interest therein, including all equipment, furniture, office equipment, communications equipment, computer equipment (including laptops) identified on Seller’s fixed asset schedule attached as Schedule 2.01(b);

(c) All rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, including without limitation the items listed on Sections 3.11 and 3.15 of the Seller Disclosure Schedule (collectively, the “Contracts”), other than the Excluded Contracts;

(d) All prepaid expenses and deposits relating to the operation of the Business, including those identified on Schedule 2.01(d);

(e) All rights, claims, credits, causes of action or rights of set-off against third parties relating to the Acquired Assets, including (without limitation) un-liquidated rights under manufacturers’ and vendors’ warranties;

(f) All Technology and Intellectual Property Rights, including but not limited to: (i) the goodwill associated with any trademarks or service; (ii) rights to sue for past, present and future infringements or misappropriation of any Technology or Intellectual Property Rights, including the right to recover damages therefore, and the right to receive royalties, license fees and income from any Technology or Intellectual Property Rights; and (iii) any rights at common law directly arising from any Technology or Intellectual Property Rights and any licenses with respect to any Technology or Intellectual Property Rights, including, without limitation, those listed on Sections 3.15(c) of the Seller Disclosure Schedule;

(g) All social media presence related to the Business, including (without limitation) all associated passwords and other account management information in Seller’s possession;

(h) All transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including (without limitation) the items listed on Section 3.12 of the Seller Disclosure Schedule;

(i) All books, records, files and papers, whether in hard copy or computer format, used in the Business, including (without limitation) engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, and any information relating to Tax imposed on the Acquired Assets; and

(i) All goodwill associated with the Business or the Acquired Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

Section 2.02 Excluded Assets.  Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) will be excluded from the Acquired Assets:

(a) Any cash and cash equivalents;

(b) Any Contract listed on Schedule 2.02(b) (the “Excluded Contracts”);

(c) All minute books and ownership records of Seller; and

(d) Any Acquired Assets sold or otherwise disposed of in the ordinary course of the operation of the Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date.

Section 2.03 Assumption of Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing to assume only the following liabilities and obligations of Seller (the “Assumed Liabilities”):

(a) Obligations to be performed after the Closing under the Contracts (other than the Excluded Contracts), including specifically any obligation that arises out of or relates to any warranty obligation thereunder, but specifically excluding any liability or obligation that arises out of or relates to any indemnification obligation thereunder or any default, breach, violation or failure to perform or comply with the terms thereof relating to periods prior to, or that occurred on or before, the Closing Date.

Section 2.04 Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller of whatever nature whether presently in existence or arising hereafter.  All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”), and Seller will pay all such Excluded Liabilities as they become due.  Without limiting the foregoing, none of the following shall be Assumed Liabilities (and each shall be an Excluded Liability) for the purposes of this Agreement:

(a) Any liability or obligation for Tax arising from or with respect to the Acquired Assets or the operations of the Business which is incurred in or attributable to the Pre-Closing Tax Period;

(b) Any liability or obligation with respect to any Equityholder Matter;

(c) Any liability or obligation with respect to the Note Obligations or Scheduled Obligations;

(d) Any liability or obligation for any accounts payable or other accruals arising on or prior to the Closing Date;

(e) Any liability or obligation under the Contracts that arises after the Closing Date but that arises out of or relates to any default, breach, violation or failure to perform or comply with the terms thereof that occurred on or before the Closing Date;

(f) Any liability or obligation under any Excluded Contract whether arising before or after the Closing Date;

(g) Any liability or obligation, including indemnification and warranty obligations, arising out of or related to any products or services, manufactured, distributed or sold in connection with the Business on or prior to the Closing Date;

(h) Any liability or obligation relating to employees of, or independent contractors or consultants to, the Business for all periods ending on or prior to the Closing Date, including, without limitation, any liability or obligation under any Seller Employee Plan, workers’ compensation claims, disability and occupational diseases in each case without regard to whether such injuries, claims, conditions, events and occurrences are known or otherwise manifest on or prior to the Closing Date and any bonuses (including, without limitation, a pro rata portion of any bonus paid by Buyer to any Transferred Employee in respect of any period, a portion of which includes the period on or prior to the Closing Date), vacation pay, or severance or retention obligations to such employees, whether or not accrued on Seller’s books and records; and

(i) Any liability or obligation relating to any Excluded Asset.

Section 2.05 Assignment of Contracts and Rights.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof to in any way adversely affect the rights of Buyer or Seller thereunder.  Each of Seller and Buyer will use their best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Acquired Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, each of Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.  Seller will promptly pay to Buyer when received all monies received by Seller under any Acquired Asset or any claim or right or any benefit arising thereunder.  In such event, Seller, and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternative arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Acquired Assets.

Section 2.06 Purchase Price; Holdback of Parent Shares.

(a) The purchase price for the Acquired Assets (the “Purchase Price”) is:

(i) An amount of cash equal to the Upfront Cash Amount (the “Cash Payment”);

(ii) A number of Parent Shares equal to (A) Seller TTM Revenue, divided by (B) the Parent Share Closing Price (the “Stock Payment”); and

(iii) The Earn-Out Payment as provided in Section 2.08(a).

(b)  The Purchase Price will be paid as provided in this Section 2.06 and in Section 2.07, and subject to adjustment as provided in Section 2.08.

(c) $401,782.50 of the Cash Payment will paid at Closing to satisfy the Note Obligations and the other Seller liabilities set forth on Schedule 2.06(c) (the “Scheduled Obligations”).

(d) 50% of the number of Parent Shares constituting the Stock Payment (the “Holdback Shares”) will be heldback in accordance with Section 2.09 as security for Seller’s obligations under 7.02.

Section 2.07 Closing.  The closing (the “Closing”) of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Buyer in Chandler, Arizona (or via electronic exchange of closing documentation in PDF or other mutually acceptable format)  as soon as possible, but in no event later than three Business Days, after the satisfaction of the conditions set forth in Article VI, or at such other time or place as Buyer and Seller may agree.  At the Closing,

(a) Buyer shall deliver to Seller the Cash Payment;

(b) Buyer shall deliver to Seller a stock certificate representing 50% of the number of Parent Shares constituting the Stock Payment;

(c) Seller shall repay all amounts due under the Mobivity Note and Buyer shall surrender the Mobivity Note for cancellation;

(d) Seller and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A; and

(e) Seller shall deliver to Buyer such deeds, bills of sale, assignment, certificates or title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller.

All Parent Shares to be issued hereunder shall be deemed “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).  All Parent Shares to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act (and the rules and regulations promulgated thereunder).  Certificates representing the Parent Shares to be issued hereunder shall bear a restrictive legend in substantially the following form:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold, or otherwise disposed of, except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

Section 2.08.                      Initial Determination Stock Payment; Post-Closing Adjustment to Stock Payment; Earn-Out Payment.

(a) Initial Determination of Stock Payment.  The Stock Payment will be made as of the Closing based on (i) an estimate of Seller TTM Revenue mutually agreed upon by Buyer and Seller (“Estimated Seller TTM Revenue”) and (ii) a calculation of the Parent Share Closing Price mutually agreed upon by Buyer and Seller.   The calculation of the Stock Payment will be rounded to the nearest whole number of Parent Shares.

(b)           Post-Closing Adjustment to Stock Payment.  Within 10 Business Days following completion of Buyer’s audit of the financial statements of the Business, Buyer will cause the Closing Balance Sheet and the Closing Income Statement to be prepared and will deliver to Seller its calculation of Seller TTM Revenue (the “Upfront Payment Adjustment Calculation”).  Subject to Section 2.08(d), within ten Business Days following Buyer’s delivery of the Upfront Payment Calculation (and based on such calculation):

(i) Seller TTM Revenue Adjustment.  If the amount of Seller TTM Revenue exceeds Estimated Seller TTM Revenue, then Parent will issue to Seller, as an adjustment to the Purchase Price, a number of Parent Shares equal to (A) the amount of such excess, divided by (B) the Parent Share Closing Price.  If the amount of Seller TTM Revenue is less than Estimated Seller TTM Revenue, then Seller will surrender to Parent, as an adjustment to the Purchase Price, a number of Parent Shares equal to (A) the amount of such shortfall, divided by (B) the Parent Share Closing Price.  In either case, the calculation will be rounded to the nearest whole number of Parent Shares.

(c)           Earn-Out Payment.  Within 60 days following the end of the Earn-Out Period, Buyer will deliver to the Seller a calculation of the Earn-Out Payment and, subject to Section 2.08(b), as an adjustment to the Purchase Price, Buyer will pay to Seller the Earn-Out Payment. The Earn-Out Payment will be made in the form of a number of Parent Shares equal to (i) the Earn-Out Payment, divided by (ii) the Parent Share Closing Price.

(d)           Dispute of Calculations.   For a period of twenty Business Days following receipt of the calculation of each of the Upfront Payment Adjustment Calculation and the Earn-Out Payment from Buyer pursuant to Sections 2.08(b) and (c), respectively (the “Review Period”), Seller shall have the right to review the calculations set forth therein and to deliver to Buyer a notice disputing such calculations together with reasonable supporting documentation (a “Dispute Notice”).  If Seller does not deliver a Dispute Notice to Buyer with respect to the Upfront Payment Adjustment Calculation or the calculation of the Earn-Out Payment during the applicable Review Period, the Upfront Payment Adjustment Calculation or the calculation of the Earn-Out Payment delivered by Buyer shall be final, conclusive and binding on Buyer and Seller and the parties shall proceed as set forth in Section 2.08(b) or (c), respectively.  If Seller does deliver a Dispute Notice to Buyer during the applicable Review Period, Buyer and Seller shall attempt to resolve the matters raised in the Dispute Notice in good faith and, if successful, shall proceed as promptly as possible thereafter as set forth in Section 2.08(b) or (c) using the agreed upon calculation in lieu of that delivered by Buyer.  If any such matters remain unresolved by the date that is twenty Business Days after the date on which the Dispute Notice was delivered to Buyer, Buyer and Seller shall submit the disputed item(s) to a mutually agreeable, nationally recognized accounting firm who shall be independent of the parties and their respective affiliates (the “Neutral Firm”).  The Neutral Firm shall promptly review the disputed item(s) and select from the two calculations of such item(s) submitted by Buyer and Seller the calculation thereof that it deems to be the closest to the correct calculation of such disputed item(s), in the aggregate, which selected calculation shall be final, conclusive and binding on Buyer and Seller (the “Final Calculation”), and the parties shall proceed as promptly as possible thereafter as set forth in Section 2.08(b) or (c) using the Final Calculation in lieu of that delivered by Buyer.  The party whose calculation is not selected by the Neutral Firm as the Final Calculation shall bear all costs of the Neutral Firm.  The Neutral Firm’s decision shall be based solely on written submissions of Buyer and Seller and their respective representatives and not by independent review.  The Neutral Firm shall not hold any hearings, hear any oral testimony or otherwise seek or require any other evidence.  Subject to the foregoing, each of Buyer and Seller agrees to use its commercially reasonable efforts to cooperate with the Neutral Firm and to cause the Neutral Firm to resolve any dispute no later than 20 Business Days after selection of the Neutral Firm.

Section 2.09                      Holdback Shares.

(a)  Buyer will hold the Holdback Shares, as security for Seller’s obligations under Section 7.02, until the first anniversary of the Closing (the “Holdback Termination Date”).  Subject to the terms hereof, Seller will have all the rights of a stockholder with respect to the Holdback Shares, including without limitation, the right to vote the Holdback Shares and receive any cash dividends declared thereon.

(b)  If at any time on or prior to the Holdback Termination Date, Buyer (i) believes in good faith that any Indemnified Party is entitled to payment or that payment should be made to a third party pursuant to the terms of Section 7.02, and (ii) desires to make a claim for payment from the Holdback Shares in connection therewith, then Buyer shall give written notice of such claim (a “Payment Notice”) to Seller, stating in general terms the events or circumstances which are the basis for and amount (to the extent determined) of such claim.  If Seller objects to such claim, Seller shall give written notice of such objection to Buyer within 30 days after the date of Seller’s receipt of the Payment Notice served either by certified mail, express mail or personal service (the “Objection Period”), and shall state the basis for such objection in reasonable detail.  If no objection to Buyer’s claim is made by Seller within the Objection Period, the claim set forth in the Payment Notice shall be deemed approved and accepted by Seller and Buyer will be entitled to reclaim the Holdback Shares in satisfaction of the claim.   Any Holdback Shares distributed to Buyer in satisfaction of a claim under this Section 2.09 will be valued at the volume-weighted average trading prices of the Parent Shares for the 90 trading days immediately preceding the day they are distributed.   If an objection to Buyer’s claim is made by Seller within the Objection Period, Buyer may initiate an arbitration proceeding under Section 9.05 hereof to resolve the claim within 60 days following its receipt of Seller’s written objection.  If Buyer fails to initiate an arbitration proceeding within such 60-day period, it will be deemed to have abandoned the claim and released its rights with respect to the specific subject matter of such claim

(c)  Buyer will hold, distribute and/or reclaim any remaining Holdback Shares (after deduction of any amounts withdrawn and applied by Buyer pursuant to Section 2.09(b)) in accordance with the following:

(i) If on the Holdback Termination Date there is any pending indemnification claim(s) asserted by Buyer or Parent under Article VII (a “Pending Claim”), including (without limitation) any claim which Seller has objected to and Buyer has not abandoned pursuant to Section 2.09(b), a number of Holdback Shares reasonably anticipated by Buyer to be necessary to satisfy such claim will be retained by Buyer until such claim is resolved.  On the Holdback Termination Date, the Buyer will distribute the remaining Holdback Shares less the amount reserved for Pending Claims to Seller.

(ii) If on the Holdback Termination Date there is no Pending Claim, Buyer will distribute the remaining Holdback Shares to Seller.

(iii) Following the Holdback Termination Date, for Pending Claims which are adjudicated or determined by arbitration in favor of Buyer or Parent, Buyer will entitled to reclaim the Holdback Shares in satisfaction of the claim.  When no Pending Claims remain following the Holdback Termination Date, Buyer will distribute the remaining Holdback Shares following resolution of the Pending Claims existing on the Holdback Termination Date to Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND CONTROLLING OWNERS

Seller and each Controlling Owner, jointly and severally, hereby represent and warrant to Buyer that:

Section 3.01 Organization.

(a)   Seller  is a corporation organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect on the Seller.

(b)   Seller does not have (and has never had) any direct or indirect subsidiaries, or own (directly or indirectly) any capital stock or other equity or ownership interests in any other Person or have any direct or indirect equity or ownership interest in any business or other Person.

Section 3.02 Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby are within its organizational powers and have been duly authorized by all necessary organizational action of Seller.  This Agreement has been duly and validly executed and delivered by Seller and the Controlling Owners and constitutes a valid and binding agreement of each of them, enforceable against each of them in accordance with its terms.

Section 3.03 Governmental Authorization; Consents.

(a) The execution, delivery and performance by Seller and the Controlling Owners of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority (a “Governmental Entity”).

(b) Except as set forth on Section 3.03 of the Seller Disclosure Schedule, no consent, approval, waiver or other action by any Person (other than any Governmental Entity referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which Seller or any Controlling Owner is a party or by which the Seller or any Controlling Owner is bound is required or necessary for the execution, delivery and performance of this Agreement by Seller and the Controlling Owners or the consummation of the transactions contemplated hereby.

Section 3.04 Non-Contravention.  The execution, delivery and performance by Seller and the Controlling Owners of this Agreement do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Seller, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller or any Controlling Owner, (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or any Controlling Owner or to a loss of any benefit to which Seller or any Controlling Owner is entitled under any provision of any agreement, contract, or other instrument binding upon Seller or any Controlling Owner or any license, franchise, permit or other similar authorization held by Seller or any Controlling Owner or (d) result in the creation or imposition of any Lien on any Acquired Asset.

Section 3.05 Sufficiency of and Title to Acquired Assets.

(a) The Acquired Assets constitute, and on the Closing Date will constitute, all or the assets or property used or held for use by Seller or any other Person in the Business.

(b) Upon Closing, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Acquired Assets, free and clear of all Liens, except for Permitted Liens, and without incurring any penalty, fee, expense or other adverse consequence, including any increase in rentals, royalties, license or other fees or expenses imposed as a result of, or arising from, the consummation of the transactions contemplated hereby.

(c) No representation or warranty is made in this Section 3.05 with respect to Intellectual Property Rights, which matters are covered by Section 3.15.

Section 3.06 Financial Statements.  The unaudited financial statements of operations for the Business taken as a whole for the fiscal years ended December 31, 2011, December 31, 2012, and December 31, 2013 and the month ended January 31, 2014 (the “Seller Balance Sheet Date”) previously delivered to Buyer fairly present, in conformity with GAAP applied on a consistent basis (except as indicated in the notes thereto), the financial position of the Business taken as a whole as of the dates thereof and its results of operations and cash flows for the periods then ended.

Section 3.07 Absence of Certain Changes.  Except as set forth in Section 3.07 of the Seller Disclosure Schedule, since January 15, 2014, Seller has conducted the Business in the ordinary course consistent with past practices and has not:

(a)           suffered any event or events that have had, or would reasonably be expected to have, a Material Adverse Effect on the Business;

(b)           sold, transferred, leased, licensed or otherwise disposed of any Acquired Assets or any rights thereto;

(c)           issued any shares of capital stock or other securities or ownership interests, or declared, set aside or paid any dividend or other distribution with respect to any shares of capital stock, or repurchased, redeemed or other acquired any outstanding shares of capital stock or other securities or other ownership interests;

 (d)           incurred, assumed or guaranteed any indebtedness for borrowed money with respect to the Business, other than the Mobivity Note;

(e)           permitted or allowed any of the Acquired Assets to be subjected to any Lien, other than Liens that will be released at or prior to the Closing;

(f)           made any loan, advance or capital contributions to or investment in any Person;

(g)           suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Acquired Asset;

(h)           allowed any insurance policy covering the Business or the Acquired Assets to lapse or be cancelled or reduced the coverage or increased the deductible under any such insurance policy;

(i)           received any notice of termination of any Contract;

(j)           transferred or granted any rights under, or entered into any Contract regarding any Technology or Intellectual Property Rights or similar rights (including, without limitation, any settlement regarding the breach or infringement or alleged breach or infringement thereof) or modified any existing rights with respect thereto;

(k)           instituted, been made a party to, settled or agreed to settle, any Proceeding or suffered any material adverse determination in any Proceeding;

(l)           amended the terms of any Settlement Agreement;

(m)           made any transaction or commitment, or entered into any contract or agreement, relating to any Acquired Asset or the Business (including the acquisition or disposition of any assets) or relinquished any material contract or other right, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(n)  changed any method of accounting or accounting practice with respect to the Business, except for any such change after the date hereof required by reason of a concurrent change in generally accepted accounting principles;

 (o)  (i) granted any severance or termination pay to any employee of the Business, (ii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business, (iii) increased benefits payable under an existing severance or termination pay policies or employment agreements or (iv) increased compensation, bonus or other benefits payable to employees of the Business; or

 (p)           entered into any Contract or made any other commitment to take any of the types of actions described in paragraphs (a) through (o) above.

Section 3.08 No Undisclosed Liabilities.  Except as and to the extent set forth in Section 3.08 of the Seller Disclosure Schedule, there are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than:

(a)  Liabilities disclosed or provided for in the unaudited balance sheet of the Business as of December 31, 2013 (the “Seller Balance Sheet”) previously delivered to Buyer;

(b)  Liabilities incurred in the ordinary course of business consistent with past practice since the Seller Balance Sheet Date, which in the aggregate are not material to the Business;

(c)  Liabilities not required under generally accepted accounting principles to be shown on the Seller Balance Sheet for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof;

 (d) Liabilities that are expressly set forth in the text  of executory contracts; and

(e) Liabilities incurred by Seller in connection with the execution of this Agreement listed on Section 3.08(e) of the Seller Disclosure Schedule.

Section 3.09 Properties.

(a) Seller does not own any real property, nor has Seller ever owned any real property.  Section 3.09(a) of the Seller Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from Seller or otherwise used or occupied by Seller for the operation of the Business (the "Leased Real Property"), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of the premises and the aggregate annual rental payable thereunder.

(b) Seller has made available to Buyer true, correct and complete copies of all leases, lease guaranties, subleases, and agreements to which Seller is a party for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof ("Lease Agreements"), and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Seller is bound. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, rent past due or event of default (or event which with notice or lapse of time, or both, would constitute a default).  Seller has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of Buyer to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.  Seller currently occupies all of the Leased Real Property for the operation of their respective businesses. There are no other parties occupying, or with a right to occupy, the Leased Real Property.

(c) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of Seller on the Leased Real Property nor, to Seller's knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement, ordinance, rule, regulation or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

(d) Seller has good and marketable title to, or in the case of leased property has valid leasehold interests in, all Acquired Assets (whether real or personal, tangible or intangible) reflected on the Seller Balance Sheet or acquired after the Seller Balance Sheet Date, except for properties and assets sold since the Seller Balance Sheet Date in the ordinary course of business consistent with past practices or as contemplated by this Agreement.  No Acquired Asset is subject to any Lien, except:

(i)  Liens disclosed on the Seller Balance Sheet;

(ii)  Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Seller Balance Sheet); or

(iii)  Liens which do not materially detract from the value of such property or assets as now used.

(e)           The equipment owned or leased by Seller (i) is adequate for the conduct of the Business as currently conducted and as currently contemplated by Seller to be conducted, and (ii) is in good operating condition, regularly and properly maintained, subject to normal wear and tear.

Section 3.10 Litigation.  Section 3.10 of the Seller Disclosure Schedule lists all Proceedings currently or at any time within the last twenty-four months pending or, to the knowledge of Seller or any Controlling Owner, threatened against the Seller, the Business or involving the Acquired Assets.  None of the matters set forth on Section 3.10 of the Seller Disclosure Schedule has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business.  None of the matters set forth on Section 3.10 of the Seller Disclosure Schedule would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.   Except as set forth on Section 3.10 of the Seller Disclosure Schedule, neither Seller nor any Controlling Owner has any knowledge of any facts or circumstances existing which are reasonably likely to lead to the instigation of any other Proceeding against or affecting the Seller, the Business or the Acquired Assets.

Section 3.11 Material Contracts.

(a)  Except for agreements, contracts, plans, leases, arrangements or commitments set forth in Section 3.11 of the Seller Disclosure Schedule, with respect to the Business, Seller is not a party to or subject to:

(i)           Any lease providing for annual rentals of $1,000 or more;

(ii)  Any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments of $1,000 or more;

(iii)  Any sales, distribution or other similar agreement providing for the sale of materials, supplies, goods, services, equipment or other assets;

(iv)   Any partnership, joint venture or other similar contract or arrangement;

(v)  Any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $1,000;

(vi)  Any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller;

 (vii)  Any agency, dealer, reseller, sales representative, affiliate or similar agreement;

(viii)  Any agreement, contract or commitment that imposes a restriction on Seller: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any technology;

(ix)     Any agreement, contract or commitment: (A) granting exclusive rights to license, market, sell or deliver any of the products or services of Seller; or (B) otherwise contemplating an exclusive relationship between Seller and any other Person;

(x)      Any agreement, contract or commitment which is or relates to an agreement with or for the benefit of any affiliate of Seller; or

(xi)  Any other contract or commitment not made in the ordinary course of business that is material to the Business.

 (b)     Seller has provided or otherwise made available to Buyer complete and accurate copies of all standard form agreements used by the Seller that relate to the Acquired Assets, including all customer agreements, development agreements, distributor or reseller agreements, employee agreements containing intellectual property assignments or licenses or confidentiality provisions, consulting or independent contractor agreements containing intellectual property assignments or licenses or confidentiality provisions, and confidentiality or nondisclosure agreements. Section 3.11(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Contracts entered into by the Seller that include deviations from such standard form agreements.

(c)   Seller has provided to Buyer complete and accurate copies of all Contracts identified in Section 3.11 of the Seller Disclosure Schedule, including all amendments or modifications thereto.  There is no Contract (or amendment or modification thereto) that is not in written form.  Each agreement, contract, plan, lease, arrangement and commitment required to be disclosed on Section 3.11 of the Seller Disclosure Schedule is a valid and binding agreement of Seller and is in full force and effect, and neither Seller nor any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, nor to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder; subject to the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements now or hereafter in effect relating to rights of creditors generally and (B) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.  Except as set forth on Section 3.11(c) of the Seller Disclosure Schedule, Seller has performed all obligations required to be performed by it under each Contract prior to the Closing.

(d)           Except as set forth on Section 3.11(d) of the Seller Disclosure Schedule, (i) the consummation of the transactions contemplated hereby will not afford any other party the right to terminate, modify, or exercise any right to increased or accelerated performance under, any Contract and (ii) none of the Contracts (A) contains a provision preventing, prohibiting or requiring any consent or notice in connection with the transfer or assignment of such Contract to Buyer or (B) contains a “change of control” or similar provision triggered by the consummation of the transactions contemplated hereby.

Section 3.12 License and Permits.   Section 3.12 of the Seller Disclosure Schedule correctly describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Governmental Entity issuing such license or permit (the “Permits”).  Except as set forth on Section 3.12 of the Seller Disclosure Schedule, such Permits are valid and in full force and effect and are transferable by Seller, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.  Upon consummation of such transactions, Buyer will have all right, title and interest to all such Permits.

Section 3.13 Insurance. Section 3.13 of the Seller Disclosure Schedule sets forth a list of all insurance policies and fidelity bonds covering the Acquired Assets, the business and operations of the Business and its employees.  There is no claim  pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums payable under all such policies and bonds have been paid and Seller is otherwise in full compliance with the terms and conditions of all such policies and bonds.  Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business.  Seller does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

Section 3.14 Compliance with Laws.  Seller is not in violation of, has violated, or to Seller’s knowledge, is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any Legal Requirement applicable to the Acquired Assets or the conduct of the Business.

Section 3.15 Intellectual Property.

(a) As used in this Section 3.15 or elsewhere in this Agreement, the following terms have the meanings indicated below:

(i) "Behavioral Information" means data collected by any means (including, without limitation, from a point of sale terminal, computer, Web browser, mobile telephone, or other device or application), where such data is or may be used to identify or contact an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or application or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application.

(ii) "Customer Data" means all data and content (x) uploaded or otherwise provided by or on behalf of the Seller's customers to, or stored by Seller's customers on, Seller's products and services; or (y) collected by Seller's products and services; including all Behavioral Information.

(iii) "Seller Intellectual Property Agreements" means the Inbound License Agreements and the Outbound License Agreements. For clarity, "Seller Intellectual Property Agreements" excludes Ordinary Course In-Licenses and Ordinary Course Out-Licenses (each as defined below).

(iv) "Seller Owned Intellectual Property" means any and all Intellectual Property Rights and Technology that are owned or purported to be owned by Seller.

(v) "Seller Products" means all products and services developed, produced, marketed, licensed, sold, distributed or performed by or on behalf of Seller prior to the Closing, and all products and services currently under development by Seller.

(vi) "Seller Source Code" means, collectively, any software source code or database specifications or designs, or any proprietary information, build scripts, test scripts, documentation, instructions or algorithms contained in or relating to any software included in the Seller Owned Intellectual Property or the Seller Products.

 (vii) "Intellectual Property Rights" means any and all rights in, arising out of, or associated with any of the following, throughout the world: (A) patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom, and all rights in and to any of the foregoing ("Patents"), (B) trade and industrial secrets, confidential or proprietary information and any know how ("Trade Secrets"), (C) trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, 800 numbers, social media pages, hash tags and other similar forms indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing ("Trademarks"), (D) Internet domain names and URLs, (E) copyrights, and any other similar rights of authors or in works of authorship ("Copyrights"), (F) all rights in data collections and databases and documentation related thereto, (G) all moral and economic rights of authors and inventors, however denominated, throughout the world, (H) applications for, registrations of, and divisions, continuations, continuations-in-part, reissuances, renewals, extensions, restorations and reversions of the foregoing (as applicable)  and (I) all other similar or equivalent intellectual property or proprietary rights now known or hereafter recognized anywhere in the world, including the right to enforce and recover damages for the infringement or misappropriation of any of the foregoing.

(vii) "Open Source Materials" means software or other material that is distributed as "free software," "open source software" or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), Open Source Initiative, and the Apache License) that (a) could require or could condition the use or distribution of such software or other material, or portion thereof, on (1) the disclosure, licensing, or distribution of any source code for any portion of such software, or (2) the granting to licensees of the right to make derivative works or other modifications to such software or other material or portions thereof, or (b) could otherwise impose any limitation, restriction, or condition on the right or ability of Seller to use, sell, offer for sale, license, distribute or charge for any Seller Product.

(ix) "Personally Identifiable Information" means any information or data that alone or in combination with other information collected, held, or otherwise managed by the Seller can be used to specifically identify an individual, along with any other information or data associated directly with such identifying information.

(x) "Private Information" means Behavioral Information and Personally Identifiable Information.

(xi) "Registered IP" means Intellectual Property Rights that have been registered, filed or issued under the authority of, with or by any Governmental Entity, or other public or quasi-public legal authority, including the United States Patent and Trademark Office, the U.S. Copyright Office and their equivalents worldwide.

(xii) "Technology" means any or all of the following and any tangible embodiments thereof: (i) works of authorship, including computer programs, whether in source code or in executable code form, application programming interfaces, software architecture, and any associated documentation, (ii) inventions (whether or not patentable), discoveries and improvements, and any associated lab notebooks or other indicia or records of invention, (iii) proprietary and confidential information, Trade Secrets, (iv) databases, data compilations and collections and technical data and performance data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) methods and processes, (viii) devices, prototypes, data bases, designs and schematics, including for any Seller Products, and (ix) any other tangible embodiments of Intellectual Property Rights.

(xiv) "Third Party Intellectual Property" means any and all Intellectual Property Rights and Technology owned by a third party.

 (b) Title to Seller Owned Intellectual Property. All Seller Owned Intellectual Property is owned exclusively by the Seller free and clear of all Liens, other than Permitted Liens. Seller has the exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Seller Owned Intellectual Property. Seller has not transferred ownership of, or agreed to transfer ownership of, or permitted any person to, retain, any exclusive rights, or joint ownership of, any Intellectual Property Rights that are or were Seller Owned Intellectual Property to any third party or permitted any rights of Seller that are or were material Seller Owned Intellectual Property to enter the public domain. To the knowledge of Seller, there has not been and there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Seller Owned Intellectual Property by any third party.

 (c) Seller Registered IP. Section 3.15(c) of the Seller Disclosure Schedule lists a true and complete list of all Registered IP owned or purported to be owned by, filed in the name of, or licensed exclusively to, Seller ("Seller Registered IP"), indicating for each item the registration or application number and the applicable jurisdiction. Each item of Seller Registered IP is and at all times has been in compliance with all Legal Requirements (including payment of filing, examination and maintenance fees and proofs of use), is valid, subsisting and enforceable, and there are no facts or circumstances known to Seller that would render any Seller Registered IP invalid or unenforceable. No application for a Patent or a material Copyright, mask work, or Trademark registration or any other type of material Seller Registered IP filed by or on behalf of Seller at any time since January 1, 2010 has been abandoned, allowed to lapse, or rejected. Seller and its patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Entities with respect to all Patents included in the Seller Registered IP. To the knowledge of the Seller, Seller has not engaged in Patent or Copyright misuse or any fraud or inequitable conduct in connection with any Seller Registered IP. To the knowledge of Seller, no Trademark owned, used, or applied for by Seller conflicts or interferes with any Trademark owned, used, and applied for by any other Person. To the knowledge of Seller, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any material Trademark owned, used, or applied for by Seller. All necessary maintenance and renewal fees currently due in connection with Seller Registered IP have been made, and all necessary documents, recordations and certifications in connection with such Seller Registered IP have been filed, with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of prosecuting and maintaining such Seller Registered IP. Except as set forth in Section 3.15(c) of the Seller Disclosure Schedule, there are no actions that are required to be taken by the Seller within 180 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, for the purposes of perfecting, maintaining, or renewing any Seller Register IP.

(d) Employees. All rights in, to and under all Intellectual Property Rights and Technology created by Seller's employees or founders for or on behalf of Seller, if any (i) prior to the inception of Seller or (ii) prior to their commencement of employment with seller have been duly and validly assigned to Seller and Seller has no reason to believe that any such Person is unwilling to provide Seller or Buyer with such cooperation as may reasonably be required to complete and prosecute all appropriate U.S. and foreign patent and copyright filings related thereto.

 (e) Invention Assignment and Confidentiality Agreement. In each case in which Seller has engaged any consultant, advisor, employee or independent contractor to independently or jointly conceive, reduce to practice, create or develop any Intellectual Property Rights or Technology for or on behalf of Seller (each an "Author"), Seller has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property Rights assignments from the Author in the form of Seller's standard form of employee proprietary information agreement containing any assignment or license of Intellectual Property Rights (the "Employee Proprietary Information Agreement") or Seller's standard form of professional services, outsourced development, consulting, or independent contractor agreements containing any assignment or license of Intellectual Property Rights (the "Consultant Proprietary Information Agreement"), as applicable, copies of which are attached to Section 3.15(f)(i) and Section 3.15(f)(ii), respectively, of the Seller Disclosure Schedule. No Author has retained any ownership rights in any Intellectual Property Rights or Technology developed by such Author for seller and Seller has obtained from such Authors a waiver of all waivable non-assignable rights, including moral rights.

Seller has made available to Buyer copies of all such forms currently and historically used by Seller.  Section 3.15(f)(i) of the Seller Disclosure Schedule accurately identifies as of the date of this Agreement each Employee Proprietary Information Agreement and Consultant Proprietary Information Agreement containing any assignment or license of Intellectual Property Rights that deviates in any material respect from the corresponding standard form agreement made available to Buyer.

(f) No Violation. No current or former employee, consultant, advisor or independent contractor of Seller: (i) is in violation of any material term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee's, consultant's, advisor's or independent contractor's being employed by, or performing services for, Seller or using Trade Secrets or proprietary information of others without permission; or (ii) has developed any Technology for Seller that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such Technology.

(g) Confidential Information. Seller has taken reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of Seller or provided by any third party to Seller ("Confidential Information"). All current and former Employees and any other third party having access to Confidential Information have executed and delivered to Seller a written legally binding agreement sufficient to protect such Confidential Information. Seller has implemented and maintains reasonable and appropriate disaster recovery and security plans, procedures and facilities and has taken other reasonable steps consistent with (or exceeding) industry practices of companies offering similar services to safeguard the Confidential Information, Private Information and Customer Data, and information technology systems utilized in the operation of the business of Seller, from unauthorized or illegal access and use. There has been no breach of security or unauthorized access by third parties to such information technology systems utilized in the operation of the business of Seller or the Confidential Information, Private Information or Customer Data. Seller has at all times complied with the Payment Card Industry Data Security Standard and other requirements of each credit card issuer and network or other payment system for which Seller processes transactions or receives or stores cardholder or member information.

(h) Non-Infringement. Seller has not brought any action, suit or proceeding against any third party for infringement or misappropriation of any Intellectual Property Rights. The Seller Products, and the operation of the Business, including the design, development, manufacture, coding, use, sale, provision, offer to sell and distribution of any Seller Products, has not and is not infringing, misappropriating or violating and will not infringe, misappropriate or violate when conducted in substantially the same manner by Buyer following the Closing, the Intellectual Property Rights of any third party, has not and does not violate any right of any person (including any right to privacy or publicity), or has not and does not constitute unfair competition or trade practices under the Legal Requirements of any jurisdiction. No claim or action has been brought or asserted against Seller by, and Seller has not received notice or any other overt threats, including indemnification claims, from any third party (nor does Seller have knowledge of any reasonable basis therefor), (i) challenging the Intellectual Property Rights of Seller, (ii) inviting Seller to license such third party's Intellectual Property Rights, or (iii) claiming that any Seller Product or the operation of the Business, infringes or misappropriates the Intellectual Property Rights of any third party, violates the rights of any third party (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the Legal Requirements of any jurisdiction (nor does Seller have knowledge of any reasonable basis therefor). There are no forbearances to sue, consents, settlement agreements, judgments, orders or similar obligations, other than the Seller Intellectual Property Agreements set forth on Section 3.15(h) of the Seller Disclosure Schedule, that do or may: (x) restrict the rights of Seller to use, transfer, license or enforce any of its Intellectual Property Rights, (y) restrict the conduct of the business of, including any payments by or conditions on, Seller in order to accommodate a third party's Intellectual Property Rights, or (z) grant any third party any right with respect to any Seller Owned Intellectual Property, other than non-disclosure agreements, evaluation licenses and non-exclusive end-user licenses or service agreements granted in the ordinary course of business consistent with past practice.

(i) Licenses; Agreements. Section 3.15(i)(i) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Contracts under which Seller grants to a third party any rights under or with respect to any Seller Owned Intellectual Property or Seller Product (each an "Outbound License Agreement"), other than non-disclosure agreements, evaluation licenses and non-exclusive end-user licenses or service agreements granted by Seller to Seller's customers in the ordinary course of business (collectively, "Ordinary Course Out-Licenses"). Except for Outbound License Agreements set forth in Section 3.15(i)(i) of the Seller Disclosure Schedule and Ordinary Course Out-Licenses, Seller has not granted any options, licenses or agreements of any kind relating to any Seller Owned Intellectual Property or Seller Products, including any covenant or other provision that in any way limits or restricts the ability of Seller to use, assert, enforce, or otherwise exploit any Seller Owned Intellectual Property or Seller Products anywhere in the world. Section 3.15(i)(ii) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Contracts under which a third party grants to Seller any rights under or with respect to any Intellectual Property Rights included in or used in (i) the development of Seller Products, or (ii) the operation of the Business (each, an "Inbound License Agreement"), other than licenses for commercially available "off-the-shelf" software licensed to Seller in object code form ("Shrink-Wrap Licenses"), licenses of Open Source Materials, non-disclosure agreements, evaluation licenses and standard licenses granted to Seller that are contained in Seller’s Ordinary Course Out-Licenses in the ordinary course of business (collectively, "Ordinary Course In-Licenses").

(j)       Seller Intellectual Property Agreements. All Seller Intellectual Property Agreements are in full force and effect. With respect to the Seller Intellectual Property Agreements:

(i) Seller is not (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of Seller's obligations under this Agreement), and, to the knowledge of Seller, all other parties are not, in breach of any Seller Intellectual Property Agreement and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Seller Intellectual Property Agreements, or give any counterparty to any Seller Intellectual Property Agreement the right to do any of the foregoing;

(ii) At the Closing, Buyer will be permitted to exercise all of Seller's rights under the Seller Intellectual Property Agreements to the same extent seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay;

(iii) There are no disputes involving Seller or any contractors, consultants, employees, founders, officers or directors of Seller regarding the scope of any Seller Intellectual Property Agreements, or performance under any Seller Intellectual Property Agreements including with respect to any payments to be made or received by Seller thereunder;

(iv) No Seller Intellectual Property Agreement requires Seller to return or refund any amounts paid to it, or grant any credit to any third party, or pay any liquidated damages or penalties in the event of any breach of any warranty or any failure of Seller to perform under such Seller Intellectual Property Agreement; and

(v) No third party that has licensed Intellectual Property Rights to Seller has retained ownership of, or license rights under, any Intellectual Property Rights in or to improvements or derivative works made by Seller in such Third Party Intellectual Property.

(k) No Conflict. Neither this Agreement, the transactions contemplated by this Agreement, nor the assignment to Buyer any Contracts to which Seller is a party, will result in, by the terms of such Contracts: (i) Buyer or any of its affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Buyer or any of its affiliates, or (ii) Buyer or any of its affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses.

(l) Software; Source Code. Seller has not disclosed, delivered, licensed or made available to any Person or agreed or obligated itself to disclose, deliver, license or make available to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Seller Source Code, other than disclosures to employees and consultants involved in the development of Seller Products under binding written agreements that prohibit use or disclosure except in the performance of services for Seller. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Seller of any Seller Source Code, other than disclosures to employees and consultants involved in the development of Seller Products under binding written agreements that prohibit use or disclosure except in the performance of services for Seller. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a third party of any Seller Source Code. The software used by Seller in the provision of any Seller Product: (i) to the knowledge of Seller, has sufficiently documented source code enabling a reasonably skilled software developer to understand, modify, compile and otherwise utilize the related technology; and (ii) does not contain any disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which Seller Product software is stored or installed or damage or destroy any data or file without the user's consent. Seller has implemented procedures consistent with standard industry practices to ensure that each Seller Product and any software included in the Seller Owned Intellectual Property are free from viruses, disabling or other malicious codes. The Seller Products and the software included in the Seller Owned Intellectual Property do not contain any errors or bugs that adversely affect, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Seller Products or software included in the Seller Owned Intellectual Property. None of the software used in the provision of any Seller Product fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Seller Product or any product or system containing or used in conjunction with such Seller Product.

(m) Open Source Software.  Section 3.15(m)(i) of the Seller Disclosure Schedule lists any licenses for Open Source Materials pursuant to which any Seller Products are made available by Seller to any Person.  Section 3.15(m)(ii) of the Seller Disclosure Schedule lists all Open Source Materials included in, combined with, or used in the delivery of, any Seller Product or other Seller Owned Intellectual Property, as the case may be, and identifies each relevant license for such Open Source Materials and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by Seller). With respect to Open Source Materials that are or have been included in, combined with, or used by Seller in connection with any Seller Product, Seller has been and is in compliance with the terms and conditions of all applicable licenses for the Open Source Materials, including attribution and copyright notice requirements. Except as set forth in Section 3.15(m)(iii) of the Seller Disclosure Schedule, there are no Open Source Materials included in, or distributed with, any Seller Products or other Seller Owned Intellectual Property, which subject such Seller Products or other Seller Owned Intellectual Property to the terms of the license agreement to which such Open Source Materials are subject, including in such a way that creates, or purports to create obligations for Seller with respect thereto or grants, or purport to grants, to any third party, any rights or immunities thereunder (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

 (n) Sufficiency. Seller owns or otherwise has the right to use all Intellectual Property Rights and Technology used in or necessary for the conduct of the Business as currently conducted or as currently proposed by Seller to be conducted, including the design, development, manufacture, coding, license, sale, provision, maintenance and support, and use, of all Seller Products currently under development or in production. The Seller Owned Intellectual Property, together with the Third Party Intellectual Property licensed pursuant to the Inbound License Agreements, Shrink-Wrap Licenses and other Ordinary Course In-Licenses, constitutes all of the Intellectual Property Rights and Technology used in or necessary for the conduct of the Business as currently conducted or as proposed by Seller to be conducted.

(p) Effect of Transaction. Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, by operation of any Contracts to which Seller is a party, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Seller Owned Intellectual Property; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Seller Intellectual Property Agreements; (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Seller Owned Intellectual Property; or (iv) a consent right that could prevent the transfer of, or diminution of rights to use, any Customer Data or any Personally Identifiable Information.

 (q) Privacy and Data Security. Section 3.15(q) of the Seller Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Private Information and Customer Data maintained by or for Seller at any time, the types of Private Information and Customer Data in each such database, the means by which the Private Information and Customer Data was collected, and the security policies that have been adopted and maintained with respect to each such database. Seller has established privacy policies which are in conformance with reputable industry practice and all applicable Legal Requirements. At all times since inception, Seller has provided accurate notice of its privacy practices on all of its websites (and through client-side and web interface products) and these notices have not contained any material omissions of Seller's privacy practices and have not been misleading, deceptive, or in violation of applicable Legal Requirements. Seller has complied with and is in compliance with all applicable Legal Requirements, all rules, policies, and requirements of self-regulatory organizations, and its internal and external privacy policies, and with any contractual obligations and consumer-facing statements on its Web site and in any marketing or promotional materials relating to its use, collection, retention, storage, disclosure, transfer, disposal, and other processing of any Private Information and Customer Data, and the execution, delivery and performance of this Agreement will not result in a breach or violation of any of the foregoing. Seller has obtained all consents necessary from providers of Customer Data and Personally Identifiable Information (a) to collect and use such Customer Data and Personally Identifiable Information in the conduct of the Business as currently conducted and as proposed by Seller to be conducted and (b) to transfer such Customer Data and Personally Identifiable Information to Seller. Seller has not received, and to the knowledge of Seller, there has been no, complaint to any regulatory or other governmental body or official, foreign or domestic, or any audit, proceeding, investigation (formal or informal), or claim against, Seller or any of its customers (in the case of customers, to the extent relating to the Seller Products) by any private party or any regulatory or other governmental body or official, foreign or domestic, regarding the collection, use, retention, storage, transfer, disposal, disclosure or other processing of Private Information or Customer Data.

(r) Domain Names and Social Media Presence. Section 3.15(r) of the Seller Disclosure Schedule identifies and describes each Internet domain names and URL and each distinct social media presence maintained by or for Seller at any time, and the passwords and other account management information with respect to each such Internet domain names, URLs and social media presence.

Section 3.16 Employees.

(a) Section 3.16(a) of the Seller Disclosure Schedule contains a complete and accurate list of the current employees of Seller as of the date hereof and shows with respect to each such employee (i) the employee's name, position held, base salary or hourly wage rate, as applicable, including each employee's designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act incentive and bonus arrangements to which Seller is a party, whether legally binding or not, (ii) the date of hire, (iii) vacation eligibility for the current calendar year (including accrued vacation from prior years), (iv) leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves), (v) visa status, (vi)  accrued sick days for current calendar year, (vii) relevant contractual prior notice period required in the event of termination, (viii) eligibility to Seller car or travel expenses, and (ix) any severance or termination payment (in cash or otherwise) to which any employee could be entitled. To the knowledge of Seller, no employee listed on Section 3.16(a) of the Seller Disclosure Schedule intends to terminate his or her employment for any reason.  Except as set forth in Section 3.16(a) of the Seller Disclosure Schedule, at the Closing, all salaries, wages, vacation pay, bonuses, commissions and other compensation due from Seller will have been paid.

(b) Section 3.16(b) of the Seller Disclosure Schedule contains a true, correct and complete list of (i) all current independent contractors, and Persons that have or have had a consulting or advisory relationship with providing services to Seller, (ii) the location at which such independent contractors, are providing services and (iii) the rate of compensation payable to such independent contractors. All independent contractors, consultants and advisors to Seller can be terminated with less than 90 days' notice and without notice or liability on the part of Seller.

(c) Section 3.16(c) of the Seller Disclosure Schedule contains a complete and accurate list of each employment, consulting, compensation, incentive or deferred compensation, severance, relocation, retention, transaction, change in control, termination, retirement, pension, supplemental retirement, deferred compensation, excess benefit, profit-sharing, bonus, incentive, performance award, stock option, restricted stock, deferred stock, phantom stock or other equity or equity-linked, savings, life, vacation, paid-time-off, cafeteria, insurance, flex spending, tuition, medical, health, welfare, disability, death, fringe benefit or other employee compensation or benefit plan, program, policy, practice, commitment, agreement, arrangement or contract, including, in each case, each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA) which is maintained, contributed to, participated in, sponsored by or required to be contributed to by Seller or with respect to which Seller has or may have any liability or obligation, whether actual or contingent (collectively, the "Seller Employee Plans").

(d) Seller has made available to Buyer true, correct and complete copies, as applicable, of (i) each Seller Employee Plan including all amendments thereto and all related trust documents (and descriptions of the material terms of any such plan that is not in writing), (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required to be filed in connection with each Seller Employee Plan, (iii) if the Seller Employee Plan is funded, the most recent annual and periodic accounting of such Seller Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, (v) all material written agreements and contracts relating to each Seller Employee Plan, including administrative service agreements and group insurance contracts, (vi) all correspondence to or from any Governmental Entity relating to any Seller Employee Plan other than routine correspondence in the normal course of operations of such Seller Employee Plan, (vii) all forms of COBRA notices, (viii) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Seller Employee Plan, (ix) all discrimination tests for each Seller Employee Plan for the three most recent plan years, and (x) the most recent Internal Revenue Service (or any other applicable Taxing authority) determination or opinion letter issued with respect to each Seller Employee Plan, if applicable.

(e) Seller has performed in all material respects all obligations required to be performed by them under, is not in default or violation of, and, as of the date hereof, Seller does not have any knowledge of any material default or material violation by any other party to, any Seller Employee Plan, and each Seller Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements.

(f) The execution of this Agreement and the consummation of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) result in or entitle any Person to any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits.

(g) No Seller Employee Plan is, and Seller has never maintained, established, sponsored, participated in, or contributed to, a pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. The obligations of all Seller Employee Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Seller Employee Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(h) Seller is in compliance in all material respects with all applicable Legal Requirements, judgments or arbitration awards of any court, arbitrator or any Governmental Entity, extension orders and binding customs respecting labor and employment, including Legal Requirements relating to employment practices, terms and conditions of employment, discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours (including overtime wages), worker classification, equal opportunity, pay equity, meal and rest periods, and employee terminations, and in each case, with respect to any current or former employee, consultant, independent contractor, advisor or director of Seller (each, an "Employee"): (i) has withheld and reported all amounts required by Legal Requirement or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, reasonably anticipated or, to the knowledge of Seller, threatened against Seller or any of its Employees relating to any Employee. There are no pending, reasonably anticipated or, to the knowledge of Seller, threatened claims or actions against Seller or any Seller trustee under any worker's compensation policy or long term disability policy. The services provided by each of the Employees are terminable at the will of Seller, and any such termination would result in no liability to Seller. The Seller has no liability with respect to any misclassification of (x) any Person or Employee as an independent contractor rather than as an employee; (y) any Employee leased from another employer; or (z) any Employee currently or formerly classified as exempt from overtime wages.

(i) Seller is not or ever has been a party to any collective bargaining agreements, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of Seller.  Seller has not experienced any strikes, labor disputes, concerted refusal to work overtime, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Seller. Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act.

(j) In the three years prior to the date hereof, Seller has not taken any action which would constitute a "plant closing" or "mass layoff" within the meaning of the Worker Administration and Retraining Notification Act ("WARN") or similar state or local law, issued any notification of a plant closing or mass layoff required by WARN or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under WARN or any similar state or local law.

Section 3.17 Environmental Compliance. Seller is not in violation of any applicable Legal Requirement relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

Section 3.18 Tax Matters.  Except as set forth in Section 3.18 of the Seller Disclosure Schedule:

(a) All Tax returns required to be filed by or on behalf of Seller have been timely and properly filed and are true, accurate and complete in all material respects.

(b) Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by them for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Acquired Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefore.

(c) Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Acquired Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Acquired Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefore.

Section 3.19   Customers.  Section 3.19 of the Seller Disclosure Schedule lists all active customers of the Business and, for each such customer, (a) lists all agreements or other arrangements between Seller and the customers, (b) summarizes all material terms and conditions of the agreements or other arrangements,(c) list any deferred or unearned revenue or customer deposits associated with the agreements or other arrangements and (d) indicates the manner in which such customer makes remittances to Seller (e.g., by credit card or by check).  Seller has not received any written, oral or other notice (including by email, text message or otherwise) that any customer of the Business expects or intends to cease doing business with Seller, reduce the amount of business such customer does with Seller or modify its relationship with Seller in a manner adverse to Seller.   The Seller Products conform and comply with all applicable contractual commitments, warranties and customer specifications.  Seller has not received any warranty claim or other complaint from any customer.  Neither Seller nor any Controlling Owner has any knowledge of any facts or circumstances existing which are reasonably likely to lead to any warranty claim or other complaint from any customer.

Section 3.20 Books and Records.  The records and documents of Seller accurately reflect in all material respects the information relating to the Business, the location of the Acquired Assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Business.

Section 3.21 Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer or Parent or any of their respective affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.22  Absence of Certain Relationships.   None of (a) Seller, (b) any Controlling Owner, (c) any officer of Seller, or (d) any member of the immediate family of the Persons listed in (a) through (c) of this sentence, has any financial or employment interest in any subcontractor, supplier, or customer of the Business (other than holdings in publicly held companies of less than 2% of the outstanding capital stock of any such publicly held company).

Section 3.23 No Questionable Payments.  Neither Seller nor any director, officer, agent, employee, or other person associated with, or acting on behalf of, Seller, nor any shareholder of Seller  has, directly or indirectly:  used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

Section 3.24 Completeness of Disclosure.  No representation or warranty by Seller or the Controlling Owners in this Agreement contains or, and at the Closing Date will contain, an untrue statement of material fact or omits or, at the Closing Date, will omit to state a material fact required to be stated therein or necessary to make the statements made not misleading.

Section 3.25  Investment Representations and Covenants.

(a)           Seller is acquiring the Parent Shares for investment for its own account and not with a view to distribution or resale thereof, and it will not sell or otherwise transfer the Parent Shares except in accordance with the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the Securities and Exchange Commission (the “Commission”) and all applicable provisions of state securities laws and regulations.  Seller further acknowledges that it understands the foregoing to mean that it will not sell or otherwise transfer any Parent Shares unless such securities are registered under the Securities Act and any other applicable federal or state securities laws, or it obtains an opinion of counsel satisfactory to Parent (both as to the issuer of the opinion and the form and substance thereof) that the Parent Shares may be transferred in reliance on an applicable exemption from the registration requirements of such laws.

(b)           Seller understands that acquisition of the Parent Shares is a speculative investment involving a high degree of risk of the loss, and it is qualified by knowledge and experience to evaluate investments of this type.  It further acknowledges that it has carefully considered the potential risks relating to an investment in the Parent Shares.

(c)           Seller is able to bear the economic risk of losing its entire investment in the Parent Shares.

(d)           Seller understands and acknowledges that the Parent Shares have not been registered under the Securities Act, or the securities laws of any state and, as a result thereof, are subject to substantial restrictions on transfer. It further acknowledges that the certificate or certificates representing the Parent Shares shall bear a legend in substantially the form set forth in Section 2.07 hereof.

(e)           Seller has made an independent examination and investigation of an investment in the Parent Shares and Parent and has depended on the advice of its legal and financial advisors and agrees that neither Parent nor Buyer will be responsible in anyway whatsoever for Seller’s decision to invest in the Parent Shares and Parent.  Seller has been afforded access to all material information (including, without limitation, Parent’s Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on March 21, 2013, Parent’s Form 10-Q for the fiscal quarter ended September 30, 2013 filed with the Commission on November 14, 2013 and all other reports, schedules, forms, statements and other documents filed by Parent with the Commission)  that it has requested relevant to its decision to acquire the Parent Shares and to ask questions of Parent’s management.  Seller further acknowledges that, except as set forth herein, neither Parent nor Buyer nor anyone acting on behalf of Parent or Buyer has made any representations or warranties (written or oral) to Seller or any Controlling Owner (or any person acting on their behalf) which have induced, persuaded, or stimulated it to acquire the Parent Shares, including (without limitation) as to the future price or value of the Parent Shares.

(e)           Seller is an “accredited investor” within the meaning of Rule 501 under the Securities Act.  Either alone, or together with its investment advisor(s), Seller has the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the Parent Shares, and Seller is and will be able to bear the economic risk of the investment in such Parent Shares.

 (f)           Seller understands and agrees not to engage in any hedging transactions involving any of the Parent Shares unless such transactions are in compliance with the provisions of the Securities Act and in each case only in accordance with applicable state securities laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

BUYER AND PARENT

Buyer and Parent hereby represent and warrant to Seller that:

Section 4.01 Organization.  Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

Section 4.02 Corporate Authorization.  The execution, delivery and performance by each of Parent and Buyer of this Agreement and the consummation by each of Parent and Buyer of the transactions contemplated hereby are within their respective corporate powers and will have been duly authorized by all necessary corporate action of each of Parent and Buyer.  This Agreement has been duly and validly executed and delivered by each of Parent and Buyer and constitutes a valid and binding agreement of each of Parent and Buyer, enforceable against them in accordance with its terms.

Section 4.03 Governmental Authorization; Consents.

(a) The execution, delivery and performance by Parent and Buyer of this Agreement require no action by or in respect of, or filing with, any Governmental Entity.

(b) No consent, approval, waiver or other action by an Person (other than any Governmental Entity referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which Parent or Buyer is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by Parent or Buyer or the consummation of the transactions contemplated hereby.

Section 4.04 Non-Contravention.  The execution, delivery and performance by Parent and Buyer of this Agreement do not and will not (i) contravene or conflict with the articles of incorporation or bylaws of Parent or Buyer, or (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Buyer.

Section 4.05 Litigation.  There is no action, suit, investigation, proceeding, review pending against, or to the knowledge of Parent and Buyer threatened against or affecting, Parent or Buyer before any court or arbitrator or any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

Section 4.06 Validity of Parent Shares to be Issued.  The Parent Shares to be issued pursuant to the terms of this Agreement are validly authorized and, when such Parent Shares have been duly delivered pursuant to the terms of this Agreement, will not have been issued in violation of any preemptive or similar right of stockholder. When the Parent Shares have been duly delivered pursuant to the terms of this Agreement, such Parent Shares will be validly issued, fully paid, and nonassessable.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Seller and the Controlling Owners.  Seller and each Controlling Owner agree that:

(a) No Inconsistent Actions.  During the period from the date of this Agreement and continuing until the Closing Date, Seller will not (i) take or agree or commit to take any action that would make any representation and warranty of Seller inaccurate in any respect at, or as of any time prior to, the Closing Date, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

(b) Access to Information.  Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), Seller shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Closing, to Seller’s  properties, books, contracts, commitments and records to the extent relating to the Acquired Assets and, during such period, Seller shall furnish promptly to the other all information concerning the Acquired Assets as Buyer may reasonably request.  Unless otherwise required by law or court order, Buyer will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Buyer, and in the event of termination of this Agreement for any reason Buyer shall promptly return all nonpublic documents obtained from Seller, and any copies or summaries made of such documents, to Seller.

(c) Noncompetition.

(i)           Each of Seller and each Controlling Owner that is an officer of Seller (the “Restricted Party”) agrees that for a period of one year following the Closing Date, neither Seller nor any Restricted Party nor any of their respective affiliates will (x) engage, either directly or indirectly, as a principal or for his or her own account or solely or jointly with others, or as an equity interest holder in or lender to, in any business that competes with the Business as it exists on the Closing Date anywhere in the world; (y) directly or indirectly solicit or induce any Person that was a customer or supplier or active prospective customer or supplier of the Business as of the Closing to terminate its business relationship with Buyer or to patronize any business directly in competition with the Business anywhere in the world; or (z) employ or solicit, or receive or accept the performance of services by, any employee currently employed by the Business, other than for the activities specifically identified in Schedule 5.01(c).

 (ii)           Each of Seller and each Restricted Party acknowledges and agrees that (a) Seller is selling the goodwill related to the Business to Buyer in the transactions contemplated by this Agreement, (b) the relationships that the Business has with its customers, and suppliers are significant relationships necessary for Buyer to continue to conduct the Business, (c) the Business has an international scope, and (d) Buyer has a reasonable, necessary and legitimate business interest in protecting the aforesaid assets and relationships, and that the covenants set forth in this Section 5.01(c) are reasonable in scope, duration and geographic area, and are necessary in order to protect these legitimate business interests.  Each of Seller and each Restricted Party also acknowledges and agrees that the covenants it or he or she makes herein will not prevent it or he or she from practicing its or his or her profession for clients in any industry other than those covered by the Business or as permitted herein, and that its or his or her skills and expertise are transferable to serve clients operating in other industries.  Further, each of Seller and each Restricted Party has been advised by the Buyer that the covenants and agreements set forth in this Section 5.01(c) are a material reason Buyer has agreed to consummate the transactions contemplated hereby.

(iii)  If any provision contained in this Section 5.01(c) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.  Each of Seller and each Restricted Party acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach.  Seller and the Restricted Party agree that Buyer shall be entitled to injunctive relief requiring specific performance by Seller and the Restricted Parties of this Section, and each of Seller and each Restricted Party consents to entry thereof.

(iv)  Notwithstanding the foregoing, (i) each Restricted Party may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” (securities that are traded on a national securities exchange) of any business that is competitive or substantially similar to the Business of Seller, (ii) each Restricted Party may work for a division, entity or subgroup of any of such companies that engages in the Business of Seller so long as such division, entity or subgroup does not engage or plan to engage in the Business of Seller and (iii) the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees currently employed by the Business or Buyer or its successors or assigns, shall not be deemed to be a breach of this Section 5.01(c).

(d)           Audit Cooperation.   Seller will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably requested by Parent or Buyer to assist Parent and Buyer in their completion of their audit of the financial statements of the Business, which is expected to be completed within 75 days following the Closing.   Without limiting the foregoing, Seller will (i) provide to Parent and Buyer a complete set of financial statements with all entries necessary to close the books and present the statements in accordance with U.S. generally accepted accounting principles having been posted along with all schedules necessary to support the balances in the statements, (ii) fulfill the financial statement auditor request list which will be provided by Buyer and

(iii) make available to Parent and Buyer a qualified accounting professional to respond to auditor inquiries and requests for source documents through the duration of the audit.

(e)           Third Party Consents.   Seller will use commercially reasonable efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement, including all required third party consents (as set forth on Section 3.03 of the Seller Disclosure Schedule).  Seller will (i) consult with Buyer beforehand regarding the process for seeking such consents and providing such notices, (ii) provide Buyer with a reasonable opportunity to review and comment in advance on the forms of such consent requests and notices, and (iii) incorporate any reasonable comments thereto made by Buyer.

(f)           Note and Scheduled Obligations.   Seller will use commercially reasonable efforts to promptly obtain from each creditor of a Scheduled Obligation and Note Obligation an executed release agreement (in form and substance satisfactory to Buyer in its sole and absolute discretion) providing, among other things, for: (i) a release of any and all Liens of such creditor in respect of the Acquired Assets, and (ii) a full and unconditional release of all obligations of Seller to such creditor.  Seller will take all actions requested by Buyer (including, without limitation, enforcing Seller’s rights under each of Section 10.2 of the Security Agreement, dated  November 4, 2013, between Seller and Molly Chester, Section 10.2 of the Security Agreement, dated October 22, 2013, between Seller and Jay Ferro and the Intellectual Property Security Agreement, dated October 22, 2013, between Seller and Jay Ferro) to cause (as promptly as possible following the Closing) the termination of all UCC Financing Statements or other filings evidencing Liens in respect of any Note Obligation or Scheduled Obligation.

(g)           Change of Corporate Name.   Within 30 days following the Closing, Seller will change its corporate name to a name not using the “SmartReceipt” or “Nutricate” names or any similar names.

Section 5.02 Covenants of Buyer.  Buyer agrees that:

(a) No Inconsistent Actions.  During the period from the date of this Agreement and continuing until the Closing Date, Parent and Buyer will not (i) take or agree or commit to take any action that would make any representation and warranty of Parent or Buyer inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

(b) Earn-Out Payment.  Parent and Buyer shall use commercially reasonable efforts (taking into account all relevant factors, including those relevant to Parent’s and Buyer’s business taken as a whole) to support the continued commercial availability of the Seller’s Products during the Earn-Out Period.  The provisions of this Section 5.02(b) are solely for the benefit of Seller.  No provision of this Section 5.02(b) will create any rights in favor of any Controlling Owner, any stockholder of Seller or any other Person, other than Seller.

(c) Rule 144.  Parent and Buyer shall use commercially reasonable efforts to assist Seller and the Controlling Owners with the removal of any legends required under Rule 144 under the Securities Act, including with respect to any opinions required thereby, provided that Parent’s and Buyer’s obligations hereunder are subject to the reasonable determination of Parent and Parent’s counsel that any such legend removal complies with the Securities Act.

(d) Assistance.  Parent and Buyer shall use commercially reasonable efforts to assist Seller with respect to the following support obligations under Section 14 of the Software License Agreement by and between Seller and Silver Greens, LLC  dated as of October 22, 2013 (the “Silver Greens License”):  (i) if Subscriber (as defined in the Silver Greens License), exercises its right to receive a copy of the source code for the  Software (as defined in the Silver Greens License), then Buyer will make available to Seller, a copy of the source code for the Software as the same may exist as of the Closing solely for purpose of permitting Seller to comply with its obligations under Section 14 of the Silver Greens License and (ii) Buyer will provide to Seller 20 person-hours of services to assist Subscriber with making the source code functional.   Seller agrees to enforce (as requested by Buyer) all license limitations set forth in Section 14 of the Silver Greens License in respect of Subscriber’s use of the source code for the Software.

(e) Access to Records.  Parent and Buyer shall provide Seller and its representatives, if any, at the reasonable request of Seller (and upon execution of Buyer’s standard form of non-disclosure agreement if not previously executed), with reasonable access (including electronic access, to the extent available) during normal business hours to the books, records, files and papers, whether in hard copy or computer format, used in the Business prior to the Closing (or any additional period reasonably necessary for Seller to prepare its final Tax returns).  Seller will reimburse Parent and Buyer for any out-of-pocket expenses incurred by either of them in connection with providing such access.

Section 5.03 Covenants of All Parties.  Each party agrees that:

(a) Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b) Certain Filings.  The parties will cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is require or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(c) Confidentiality; Public Announcements.

(i) The parties hereto acknowledge that Parent and Seller have previously executed a Non-Disclosure Agreement, dated November 20, 2013 (the “NDA”) which shall continue in full force and effect in accordance with its terms, and the parties hereby agree that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the NDA.  Each Controlling Owner hereby agrees to be bound by the terms and conditions of the NDA to the same extent as though the Controlling Owner were a party thereto.

(ii) Seller and the Controlling Owners understand that Parent is a publicly traded corporation, and that the disclosure of information concerning Parent and its business affairs and financial condition is strictly regulated by the Commission and other legal and administrative bodies.  Accordingly, Seller and the Controlling Owners hereby agree (i) that Parent may make or disseminate any public statement, press release or other disclosure concerning this Agreement, any schedule or exhibit attached hereto, or the transactions and relationships contemplated hereby and thereby  as it deems necessary to comply with applicable law or regulation (including, without limitation, the filing of this Agreement and its exhibits and schedules) and (ii) to take reasonable measures not to make or disseminate any public statement, press release or other disclosure concerning this Agreement, any schedule or exhibit attached hereto, or the transactions and relationships contemplated hereby and thereby, without the prior written consent of Parent (which consent may be given or withheld in its sole discretion).

(d) Notices.  Each of the parties shall give prompt notice to the other party of: (i) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Closing, under any agreement, indenture or instrument material to the financial condition, properties, businesses or results of operations of it and its subsidiaries, taken as a whole, to which it or any of its subsidiaries is a party or is subject; and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Articles III and IV, provided, that Seller’s unintentional failure to give notice under this Section 5.03(d) shall not be deemed to be a breach of covenant under this Section 5.03(d), but instead shall constitute only a breach or failure of the underlying representation or covenant, as the case may be.

(e) Tax Cooperation; Allocation of Taxes.

(i) Seller and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 5.03(e).

(ii) All real property, personal property and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period.  Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.  Within 90 days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.03(e) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 30 days after receipt of such statement by certified mail, express mail or personal service.  Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Acquired Assets, part or all of which are attributable to the Post-Closing Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Tax Closing Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period.  In the event that either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 5.03(e), the other party shall make such reimbursement promptly, but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any payment required under this Section and not made within 30 days after receipt of the statement by certified mail, express mail or personal service shall bear interest at a rate of 10% per annum.

(iii) Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Acquired Assets to Buyer and any recording or filing fees with respect thereto shall be the responsibility of Seller.

(f)  Employee Matters.

(i) On the Closing Date, Buyer will offer employment to those other employees of the Business as it may determine in its sole discretion; provided that Buyer may terminate at any time after the Closing Date the employment of any employee who accepts such offer.  Any such offers will be at such salary or wage and benefit levels and on such other terms and conditions as Buyer shall in its sole discretion deem appropriate.  The employees who accept and commence employment with Buyer are hereinafter collectively referred to as the “Transferred Employees”.  Seller  will not take, and will cause each of its affiliates not to take, any action which would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any Transferred Employees.  Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer.

(ii) Seller shall retain all obligations and liabilities under the Seller Employee Plans in respect of each employee or former employee (including any beneficiary thereof) who is not a Transferred Employee.  Seller shall retain all liabilities and obligations in respect of benefits accrued as of the Closing Date by Transferred Employees under the Seller Employee Plans, and neither Buyer nor any affiliate shall have any liability with respect thereto. Except as expressly set forth herein, no assets of any Seller Benefit Plan shall be transferred to Buyer or any of its affiliates or to any plan of Buyer or any of its affiliates.

(iii) With respect to the Transferred Employees (including any beneficiary or dependent thereof), Seller shall retain (A) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, (B) all liabilities and obligations arising under any worker’s compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive workman’s compensation premiums attributable to such period and (C) all other liabilities and obligations arising under the Seller Employee Plans  to the extent any such liability or obligation relates to the period prior to the Closing Date, including without limitation, accruals through the Closing Date under any bonus plan or arrangement, any vacation plans, arrangements and policies.   Seller shall reimburse Buyer for a pro rata portion of any bonus paid by Buyer to any Transferred Employee in respect of any period, a portion of which includes the period on or prior to the Closing Date.

(iv) No provision of this Section 5.03(f) shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their affiliates and no provision of this Section 5.03(f) shall create any such rights in any such Person in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement which may be established by Buyer or any of its affiliates.  No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its affiliates.

(g) Post-Closing Remittances and Pro-rations.

(i)  If on or after the Closing Date, Seller receives a payment from any Person that, pursuant to the terms hereof, should have been paid to Buyer, Seller agrees to hold in trust and remit such payment to Buyer entitled thereto within two Business Days of such receipt.

(ii)  Except as otherwise expressly provided herein, all ordinary course expenses related to the Acquired Assets and transferred to Buyer hereunder, in each case, for the period prior to the Closing Date, will be for the account of Seller and for the period on and after the Closing Date shall be for the account of Buyer. If a party actually makes any payments that are, in whole or in part, designated as payments for the period allocated to the other party under this Section 5.03(g), such other party shall promptly (and in any case within five Business Days following receipt of request for payment) reimburse such amounts to the party so making such payments.  For purposes of calculating pro-rations, Buyer shall be deemed to own the Acquired Assets, and, therefore be responsible for the expense thereof, as of 12:01 a.m. local time on the day after the Closing Date. All pro-rations shall be made on the basis of the actual number of days of the month that shall have elapsed as of the Closing Date.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions to Each Party's Obligations.  The obligation of each party to consummate the Closing is subject to the satisfaction of the following conditions:

(a) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entity, and all required third party consents (as set forth on Section 6.01 of the Seller Disclosure Schedule), shall have been filed, occurred or been obtained.

(b) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Closing and shall be in effect.

Section 6.02 Conditions to Obligations of Parent and Buyer.  The obligations of Parent and Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) The representations and warranties of Seller and the Controlling Owners set forth in this Agreement shall be true and correct in all material respects (other than those representations and warranties which are qualified as to materiality, which shall be true and correct) as of the date of this Agreement, and shall also be true in all material respects (other than those representations and warranties which are qualified as to materiality, which shall be true and correct) (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b) Each of Seller and each Controlling Owner shall have performed in all material respects all obligations required to be performed by it or him under this Agreement at or prior to the Closing Date.

(c) Buyer shall have received a certificate signed by the Chief Executive Officer(s) of Seller confirming Sections 6.02(a) and (b).

(d) Buyer shall have received (i) resolutions duly adopted by the members of Seller approving the execution and delivery of this Agreement and all other necessary or proper organizational action to enable Seller to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement, all in form and substance reasonable satisfactory to Buyer.

Section 6.03 Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the following further conditions:

(a) The representations and warranties of Parent and Buyer set forth in this Agreement shall be true and correct in all material respects (other than those representations and warranties which are qualified as to materiality, which shall be true and correct) as of the date of this Agreement, and shall also be true in all material respects (other than those representations and warranties which are qualified as to materiality, which shall be true and correct) (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b) Parent and Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Seller shall have received a certificate signed by the Chief Executive Officer of each of Parent and Buyer confirming Section 6.03(a) and (b).

(d) Seller shall have received (i) resolutions duly adopted by the Boards of Directors of Parent and Buyer approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable Buyer to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of Parent and Buyer and the authority of Parent and Buyer for this Agreement, all in form and substance reasonable satisfactory to Seller.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.01 Survival.  The representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the first anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 3.01 – 3.05, 3.15, 3.16 and 3.18 (the “Fundamental Representations”) shall survive the Closing and shall remain in full force and effect until the second anniversary (or, in the case of Section 3.18, fourth anniversary) of the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.  Notwithstanding the foregoing, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 7.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 7.02 Indemnification.  Seller and each Controlling Owner (the “Indemnifying Parties”) shall indemnify Parent and Buyer and their respective officers, directors, agents and employees (the “Indemnified Parties”) against and agrees to hold them harmless from any and all damage, loss, diminution in value, liability and expense (including without limitation costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals) (“Damages”) incurred or suffered by any Indemnified Party, directly or indirectly (whether or not due to a Third Party Claim), arising out of, resulting from or in connection with: (a) any inaccuracy in or breach of any of the representations or warranties of Seller or Controlling Owners contained in this Agreement; (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or any Controlling Owner pursuant to this Agreement; (c) the failure of Seller to perform any Excluded Liability or any obligation or liability of the Business relating to the Excluded Assets; or (d) any Equityholder Matter.

Section 7.03 Certain Limitations.   The indemnification provided for in Section 7.02 shall be subject to the following limitations:

(a) The Indemnifying Parties shall not be liable to the Indemnified Parties for indemnification under Section 7.02(a) unless the aggregate amount of all Damages in respect of indemnification under Section 7.02(a) (without giving effect to any materiality, Material Adverse Effect or similar qualification limiting the scope of any representation or warranty that is the subject of an indemnification claim) exceeds $100,000, in which event the Indemnifying Parties shall be required to pay or be liable for the full amount  of Damages. The limitations of this Section 7.03(a) will not apply (i) to any liability to the Indemnified Parties for indemnification under Section 7.02(a) in respect of any Fundamental Representation or (ii) in the case of fraud, intentional misrepresentation or wilful misconduct.

(b) The aggregate amount of all Damages for which the Indemnifying Parties shall be liable pursuant to (i) Section 7.02(a) (other than in respect of the Fundamental Representations) shall not exceed the Holdback Shares heldback in accordance with Section 2.09, (ii) Section 7.02(a) (in respect of any of the Fundamental Representations, other than the representations and warranties contained in Sections 3.01, 3.02 or 3.04(a)) and Sections 7.02(b)-(c) shall not exceed 50% of the sum of the Cash Payment, the Stock Payment and the Earn-Out Payment, and (iii)  Section 7.02(a) (in respect of the representations and warranties contained in Sections 3.01, 3.02 and 3.04(a)) and Section 7.02(d) shall not exceed the Purchase Price.  The limitations of this Section 7.03(b) will not apply in the case of fraud, intentional misrepresentation or wilful misconduct.

(c) Each Controlling Owner’s liability under this Article VII will be limited to be no more than the product of (i) the Damages for which an Indemnified Party is entitled to indemnification under Section 7.02, multiplied by (ii) the ratio of such Controlling Owner’s ownership interest in Seller to the aggregate ownership interests of all Controlling Owners in Seller (calculated immediately prior to the Closing); provided that if any claim for indemnification under Section 7.02(a) in respect of a breach of the representations and warranties contained in Section 3.15 is first asserted after the 12 month anniversary of the Closing Date, then (with respect to such claim) the amount in clause (i) shall be limited to 85% of the Damages for which the Indemnified Party is entitled to indemnification.  The limitations of this Section 7.03(c) will not apply, as to any Controlling Owner, in the case of fraud, intentional misrepresentation or wilful misconduct by such Controlling Owner.

(d) The Indemnified Parties first source of recovery for Damages shall be recourse against the Holdback Shares, but if the Holdback Shares are insufficient to satisfy any portion of Damages for which an indemnification claim has been made under Section 7.03(b)(ii)-(iii), the Indemnified Parties shall be entitled to recover such portion of such Damages directly from the Indemnifying Parties (provided, that, prior to any distribution of the Purchase Price to the stockholders of Seller, the first source of recovery shall be against Seller and then the other Indemnifying Parties).  The limitations of this Section 7.03(d) will not apply in the case of fraud, intentional misrepresentation or wilful misconduct.

(e) The amount of any Damages shall be net of any amounts actually recovered by the Indemnified Parties under existing insurance policies or contractual indemnification or contribution provisions with respect to such Damages (net of any costs to recover such amounts and any increased premiums resulting therefrom), provided, however, that (i) the existence of a claim by an Indemnified Party for monies from an insurer or against a third party in respect of any Damages shall neither restrict the ability of an Indemnified Party to bring a claim under Section 7.02 in respect of such Damages nor delay any payment pursuant to the indemnification provisions contained herein and (ii) no Indemnified Party shall have any obligation to purchase or maintain any insurance or other third party coverage, or to affirmatively pursue the collection of any insurance or other third party proceeds, regardless of whether such Indemnified Party has suffered or incurred any Damages for which such Indemnified Party has insurance coverage or indemnification or other rights.   In the event the Indemnified Parties first recover against the Holdback Shares or the Indemnifying Parties  for any particular Damages and thereafter recover for the same Damages pursuant to any existing insurance policies and/or contractual indemnification or contribution provisions, then the amount recovered pursuant to such existing insurance policies and/or contractual indemnification or contribution provisions (up to the amount first recovered by the Indemnified Parties) shall be paid to the Indemnifying Parties by Parent or Buyer; provided that to the extent that the Indemnified Parties first recovered Parent Shares from the Indemnifying Parties as compensation for such Damages, Parent and Buyer shall be entitled to make such payment in the form of Parent Shares valued at the same price as such Parent Shares were valued when recovered by the Indemnified Parties from the Indemnifying Parties.

(f) No Indemnified Party shall be entitled to double recovery for any adjustments to consideration provided for hereunder or for any Damages even though such Damages may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement; provided, however, that the foregoing limitation shall not prevent an Indemnified Party from recovering all Damages to which it is entitled hereunder arising out of the same set of facts and circumstances notwithstanding the fact that (i) an adjustment to the consideration provided for hereunder is also proposed to be made (or was previously made) based on any such facts and circumstances or (ii) an indemnification claim for such Damages is based upon more than one representation, warranty, agreement or covenant.

(g) No party hereto will be liable to the other parties hereto for any (i) punitive damages, except to the extent such punitive damages are awarded to a third party pursuant to a Third Party Claim or (ii) consequential, indirect or special damages (except to the extent any of the aforementioned damages described in this clause (ii) (1) are awarded to a third party in connection with a Third Party Claim and (2) were reasonably foreseeable under an objective standard as a direct result of the breach at issue).  The limitations of this Section 7.03(g) will not apply in the case of fraud, intentional misrepresentation or wilful misconduct.

(h) Any claim for indemnification under this Article VII, and any offer to compromise or settle such claim, must be made on a pro rata basis to all Indemnifying Parties (as set forth in Section 7.03(c)), except as set forth in Section 7.03(i).

(i) Neither Seller nor any Indemnifying Party shall have any liability for Damages in respect of a claim of a breach of a representation, warranty, agreement or covenant of another Controlling Owner’s representations, warranties, agreements or covenants that relate solely to such Controlling Owner and not Seller or the Business.

(j) Parent and Buyer hereby acknowledge that other than the representations and warranties made by the Seller and the Controlling Owners in this Agreement, the Seller Disclosure Schedule or the certificate required to be delivered pursuant to Section 6.02(c), none of the Seller, the Controlling Owners or their affiliates, or any of their representatives make or have made, and Parent and Buyer are not relying and have not relied on, any representation or warranty, express or implied, at law or in equity, with respect to the Seller, the Controlling Owners or the subject matter of this Agreement.  The limitations of this Section 7.03(j) will not apply in the case of fraud, intentional misrepresentation or wilful misconduct.

(k) Notwithstanding anything to the contrary herein, in the event that any claim for Damages which are accrued but not yet incurred, paid or sustained or which are anticipated to be incurred, paid or sustained in the future is resolved in favor of an Indemnified Party pursuant to this Article VII, no amounts shall actually be payable by the Indemnifying Parties to the Indemnified Parties until after such Damages are actually incurred, paid or sustained; provided, however, that this shall not limit the right of the Indemnified Parties to bring any claim for Damages which are accrued but not yet incurred, paid or sustained or which are anticipated to be incurred, paid or sustained in the future.

Section 7.04 Procedures.

(a) Notice of Third Party Claims. In the event of the assertion or commencement by any Person of any action, suit, claim or other legal proceeding claim or with respect to which any Indemnifying Party may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnified Party pursuant to Section 7.02 (a “Third Party Claim”), the Indemnified Party shall give Seller prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Parties of their indemnification obligations, except and only to the extent that such failure materially prejudices the defense of such Third Party Claim.

(b) Defense of Third Party Claims.  An Indemnified Party shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own, with counsel reasonably satisfactory to Seller.  If an Indemnified Party so proceeds with the defense of any such Third Party Claim: (i) subject to the other provisions of this Section 7, all reasonable and documented out-of-pocket expenses relating to the defense of such Third Party Claim, to the extent indemnifiable hereunder, shall be borne and paid exclusively by the Indemnifying Parties, (ii) Seller shall have the right to participate in (but not control) the defense of such Third Party Claim at its own expense, and (iii) the Indemnifying Parties shall cooperate with the Indemnified Parties in all reasonable respects in connection with the defense of such Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.  If an Indemnified Party does not elect to proceed with the defense of any such Third Party Claim, then Seller may proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to Buyer; provided, however, that Seller may not settle, adjust or compromise any such Third Party Claim without the prior written consent of Buyer (which consent may not be unreasonably withheld or delayed).

(c) Settlement of Third Party Claims. The Indemnified Parties shall have the right to settle, adjust or compromise any Third Party Claim; provided, however, that if an Indemnified Party settles, adjusts or compromises any such Third Party Claim without the consent of Seller, such settlement, adjustment or compromise shall not be determinative of whether the Indemnified Party is entitled to indemnification hereunder (or the amount of Damages incurred by the Indemnified Party) in connection with such Third Party Claim.

Section 7.05 Right to Withhold and Offset.  Notwithstanding anything to the contrary in this Agreement, Parent and Buyer may withhold the aggregate amounts of any indemnification claims then pending or unresolved against Seller pursuant to Section 7.02 (including, without limitation, the amount of any Damages or reasonably anticipated Damages for which Parent or Buyer would be entitled to be indemnified for pursuant to Section 7.02) against amounts otherwise payable to Seller hereunder (including, without, limitation, any Earn-Out Payment) as security for the Seller’s obligations under this Article VII.  If any claim for indemnification pursuant to Section 7.02 is resolved, in whole or in part, in favor of Parent or Buyer, then the amount determined to be due Parent or Buyer may be off-set by Buyer against amounts otherwise payable to Seller hereunder.  Any portion of an amount previously withheld by Buyer in respect of any claim that is determined not to be payable to Parent or Buyer shall forthwith be paid to the Seller. The right of set-off described in this Section 7.05 shall not preclude Parent or Buyer from pursuing any other remedy under this Agreement or seeking injunctive relief or specific performance to enforce specifically the terms of this Agreement to the extent permitted by applicable law.

Section 7.06 Exclusive Remedies. Subject to Sections 5.01(c) and 9.06 and except in the case of fraud, intentional misrepresentation or wilful misconduct, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII.  Nothing in this Section 7.06 shall limit a party’s right to seek and obtain any equitable relief to which such party shall be entitled pursuant to Section 5.01(c) or 9.06.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.01 Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual consent of Buyer and Seller;

(b)
by either Buyer or Seller if the Closing shall not have been consummated before March 31, 2014 (unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement); or

(c)
by either Buyer or Seller if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Closing shall have become final and non-appealable.

Section 8.02 Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Section 5.03(c).  Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

Section 8.03 Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04 Extension; Waiver.  At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by electronic mail or other electronic transmission, upon delivery; and (c) if sent by overnight delivery via a national courier service, the third Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

(a) if to Parent or Buyer, to:

Mobivity Holdings Corp.
58 W. Buffalo Street, Suite 200
Chandler, AZ  85225
Attn: Dennis Becker, CEO
and

(b) if to Seller or the Controlling Owners, to

SmartReceipt, Inc.
55 Castilian Drive
Santa Barbara, CA 89134
Attn: Eric Kanowsky, CEO

Section 9.02 Descriptive Headings.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.03 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.04 Entire Agreement; Assignment.  This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise, provided that Buyer may assign its rights and obligations to any other wholly owned subsidiary of Parent or Buyer, but no such assignment shall relieve Buyer of its obligations hereunder if such assignee does not perform such obligations.

Section 9.05 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to agreements among the residents of such state made and to be performed entirely within such state (without giving effect to principles of conflicts of laws).

(b) Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a “Dispute”) between the Buyer or Parent, on the one hand, and Seller or the Controlling Owners, on the other hand, arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement shall be settled by binding arbitration conducted in Chandler, Arizona in accordance with the then current arbitration rules of JAMS as modified by the following provisions of this Agreement:

(i) If the amount in dispute exceeds $500,000, three neutral arbitrators shall be selected by the parties from the JAMS panel list, one of whom shall be chosen by the Seller, one of whom shall be chosen by the Buyer and the third to be chosen by the two arbitrators chosen by the Seller and the Buyer; provided, that if the two arbitrators chosen by the Seller and the Buyer are unable to reach agreement with respect to the third arbitrator, the third shall be chosen in accordance with the appointment rules of JAMS.  If the amount in dispute is less than $500,000, selection of one neutral arbitrator by the parties shall be from JAMS panel list and shall be chosen by the Seller and the Buyer together; provided, that if the Seller and the Buyer are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen in accordance with appointment rules of JAMS.  The arbitrators shall be experienced in complex business matters and mergers and acquisitions transactions.

(ii) The arbitration process shall be conducted on an expedited basis by the regional office of JAMS located in Phoenix, Arizona.  Proceedings in arbitration shall begin no later than 45 days after the filing of the Dispute with JAMS and shall be scheduled to conclude no later than 180 days after the filing of the Dispute (including delivery of the written judgment under clause (vi) below).  All hearings, unless otherwise agreed to by the parties, shall be held in Chandler, Arizona.

(iii) The Seller and the Buyer may obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator(s) may, in his, her or their discretion, set parameters on the timing and/or completion of this discovery and may order additional pre-hearing exchange of information, including, without limitation, exchange of summaries of testimony or exchange of statements of positions.

(iv) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

(v) The award of the arbitrator(s) shall be made in a written opinion containing a concise reasoned analysis of the basis upon which the award was made.

(vi) A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(vii) The parties to any arbitration shall share equally the fees and costs of JAMS and the arbitrator(s).  The prevailing party or parties shall be entitled to recover from the adverse parties his, her or its actual reasonable attorneys’ fees and costs incurred in connection with the arbitration and the enforcement thereof.

(viii) Any party may apply to a court having jurisdiction to:  (A) enforce this agreement to arbitrate; (B) seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved; (C) avoid the expiration of any applicable limitations period; (D) preserve a superior position with respect to other creditors; or (E) challenge or vacate any final judgment, award or decision of the arbitrator(s) that does not comport with the express provisions of Section 9.05(b)(ix).

(ix) The arbitrator(s) are only authorized to, and only have the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law.  The arbitrator(s) are not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder.  In the event that the arbitrator(s) exceed their authority under this Agreement and violate this provision, either party may petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator(s) exceeded their authority.

(x) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 9.05(b).

Notwithstanding the foregoing, the parties shall continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

Section 9.06 Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.07 No Waiver Relating to Claims for Fraud, Intentional Misrepresentation or Willful Misconduct.  The liability of any Person under Article 7 will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person’s fraud, intentional misrepresentation or willful misconduct.  Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article 7, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s fraud, intentional misrepresentation or willful misconduct, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any such claim; (b) the time period during which any such claim may be brought; or (c) the recourse which any such party may seek against another Person with respect to such a claim.

Section 9.08 Expenses.  Whether or not the Closing is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.09 Bulk Sales Laws.  Buyer and Seller each hereby waive compliance by Seller with the “bulk sales”, “bulk transfer” or similar laws of any state.  Seller and each of the Controlling Owners agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its affiliates as a result of any failure to comply with any such “bulk sales”, “bulk transfer” or similar laws.

Section 9.10 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

MOBIVITY HOLDINGS CORP.

By:
Name:  Dennis Becker
Title:  Chief Executive Officer

MOBIVITY, INC.

By:
Name:  Dennis Becker
Title:  Chief Executive Officer

SMARTRECEIPT, INC.

By:
Name:
Title:  Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

CONTROLLING OWNERS:

___________________________
Dave Chambers

THE CHAMBERS 2001 LIVING TRUST DATED JULY 18, 2001

By:
Name:
Title:

___________________________
Michael C. Howe

ERIC R. KANOWSKY LIVING TRUST UAD 8/19/99

By:
Name:
Title:

PINE GROVE MANAGEMENT, LLC

By:
Name:
Title:

 ARTHUR J. RICE III 1999 LIVING TRUST

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]